Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 15, 2016

Investor Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream to Present November 29 at the Jefferies Energy Conference

DALLAS, November 15, 2016 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Michael J. Garberding, President and Chief Financial Officer, will present at the Jefferies 6th Annual Energy Conference in Houston on Tuesday, November 29, at 9:30 a.m. Central time.

Interested parties can listen to a live webcast of the presentation and download related presentation material at www.EnLink.com. Click either “View ENLK” or “View ENLC” from the Investors webpage. A replay will be archived on the website shortly after the discussion concludes and will be available for 90 days.

McMillan (Mac) Hummel, Executive Vice President and President of the Liquids Business Unit, will also attend the conference to meet with investors.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including Oklahoma’s Midcontinent, the Permian Basin, and the Gulf Coast region. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 11,000 miles of gathering and transportation pipelines, 21 processing plants with approximately 4.4 billion cubic feet per day of processing capacity, seven fractionators with approximately 260,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.EnLink.com.

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